Exhibit 10.3

POLYCOM, INC.

AMENDED CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amended Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between Michael R. Kourey (the “Employee”) and Polycom, Inc., a Delaware Corporation (the “Company”), effective as of May 13, 2008 (the “Effective Date”) and amends and restates the Amended Change of Control Severance Agreement entered into as of May 10, 2006 by the Employee and the Company.

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and the Employee (an “Employment Agreement”). If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement.

3. Agreement to Remain with the Company for 6 Months Following a Change of Control. Employee agrees to remain employed with the Company (or its successor corporation) for a period of six (6) months following a “Change of Control” (as defined herein) unless his or her employment terminates due to Employee’s death, “Disability” (as defined herein), for “Good Reason” (as defined herein), or is terminated involuntarily by the Company during such six (6) month period.

4. Severance Benefits.

(a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control. If within twenty-four (24) months following a Change of Control (i) the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than Cause, or (iii) the Employee dies or terminates employment due to Disability and the Employee, except in the case of death, signs and does not revoke a standard release of claims with the Company in a form acceptable to the

Company within the period required by the release and in no event later than two and one-half (2 1/2) months following the end of the calendar year in which the Employee’s termination of employment occurs, then the Employee shall receive the following severance from the Company:

(i) Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to 200% of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus 200% of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater.

(ii) Options; Restricted Stock. All of the Employee’s then outstanding options to purchase shares of the Company’s Common Stock (the “Options”) shall immediately vest and became exercisable. Additionally, all of the shares of the Company’s Common Stock then held by the Employee subject to a Company repurchase right (the “Restricted Stock”) shall immediately vest and the Company’s right of repurchase with respect to such shares of Restricted Stock shall lapse. The Options shall remain exercisable following the termination for the period prescribed in the respective option agreements.

(iii) Performance Shares. The Employee will vest in one hundred percent (100%) of the performance shares subject to his or her performance share awards, if any, and the payment of such vested performance shares shall be made as soon as practicable following the date of termination in accordance with the provisions of the applicable performance share award, except as otherwise provided herein. For this purpose, if the Change of Control occurs during the performance period applicable to a performance share award, the “performance shares subject to his or her performance share awards” shall be deemed to be one hundred percent (100%) of the Target Number of Performance Shares (as set forth in the applicable performance share award). With respect to performance share awards granted prior to May 10, 2006, notwithstanding any provision in this Agreement or the applicable performance share award to the contrary and to the extent required to avoid imposition of any additional tax or income recognition under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), prior to actual payment to the Employee, the performance shares for which the vesting would not have otherwise been accelerated under the terms of the applicable performance share award shall be paid at the same time or times as if such performance shares had vested in accordance with the vesting schedule and provisions set forth in the applicable performance share award.

(iv) Other Awards. With respect to outstanding awards issued under the Company’s stock plans other than award types addressed in Sections 4(a)(ii) and (iii) above, the Employee will immediately vest in and have the right to exercise such awards, all restrictions will lapse, and all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. Such awards will be paid or otherwise settled as soon as administratively practicable following the date of termination or, if later, the date of exercise. Notwithstanding the foregoing, to the extent required to avoid imposition of any additional tax or income recognition under Section 409A of the Code, such awards shall be paid or settled at the same time or times that the awards otherwise would have been paid or settled in the absence of this Section 4(a)(iv).

(v) Continued Employee Benefits. Company-paid health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) twenty-four (24) months from the date of termination, or (ii) the date upon which the Employee and his or her dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide Employee and his or her dependents with comparable benefits and levels of coverage. Notwithstanding the foregoing, if the Employee is a “specified employee” (as described in Section 5(f) below) on the date of the Employee’s termination, continued coverage under the health, dental, vision, long-term disability and life insurance plans shall be solely at the expense of the Employee for the period beginning on the date of the Employee’s termination and ending six (6) months thereafter. On the date six (6) months and one (1) day following his or her termination (or, in the event of his or her death, at such earlier time as provided in Section 5(f) below), the Company shall reimburse the Employee for the Company-Paid Coverage portion of such expense in a lump sum cash payment. Thereafter, Company-Paid Coverage shall be paid directly by the Company to the applicable insurer and/or administrator. For purposes of Title

X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates.

(b) Timing of Severance Payments. Subject to Section 4(f) below, the severance payment to which Employee is entitled pursuant to Section 4(a)(i) shall be paid by the Company to Employee in cash and in full, within ten (10) calendar days after the date of the termination of Employee’s employment as provided in Section 4(a), or, if later, on the date the release of claims required pursuant to Section 4(a) of this Agreement becomes effective. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.

(c) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason or Disability or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(d) Termination Apart from Change of Control. In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twenty-four (24) –month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(e) Exclusive Remedy. In the event of a termination of Employee’s employment within twenty-four (24) months following a Change of Control, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. The Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 4.

(f) Section 409A.

(i) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, if the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of the Employee’s termination of employment (other than due to death), then the severance benefits payable to the Employee under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to the Employee on or within the six (6) month period following the Employee’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Employee’s termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following his or her termination of employment but prior to the six (6) month anniversary of his or her date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Employee’s estate as soon as administratively practicable after the date of the Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii) Amendments to this Agreement to Comply with Section 409A. This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

5. Golden Parachute Excise Tax Gross-Up. In the event that the benefits provided for in this Agreement or otherwise payable to the Employee constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then the Employee shall receive a payment from the Company sufficient to pay such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Employee pursuant to this sentence (the “Gross-Up Payments”). Unless the Company and the Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any Gross-Up Payment will be paid to the Employee, or for his or her benefit, within thirty (30) days following receipt by the Company of the report of the Accountants setting forth its determination.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his or her duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(b) Change of Control. “Change of Control” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d–3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) Any action or event occurring within a two–year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

(c) Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d) Good Reason. “Good Reason” means without the Employee’s express written consent (i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains the Chief Executive Officer of the subsidiary or business unit containing the Company’s business following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason”; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base compensation or target annual bonus opportunity of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; or (v) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from such Employee’s then present location.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason or Disability or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(b) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with any equity award agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. With respect to equity awards granted on or after the date hereof, the acceleration of vesting provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	POLYCOM, INC.

	By:	/s/ Robert C. Hagerty

	Title:	CEO

EMPLOYEE	By:	/s/ Michael R. Kourey
Michael R. Kourey

	Title:	SVP, Finance and Administration, and CFO